FOR IMMEDIATE RELEASE

Contact:

Sean O’Connor

Chief Financial Officer

LeCroy Corporation
Tel: 845-425-2000

LECROY COMPLETES OFFERING OF

CONVERTIBLE SENIOR NOTES

CHESTNUT RIDGE, NY, October 16, 2006 – LeCroy Corporation (NASDAQ: LCRY) announced today that it has completed the sale of an additonal $12 million of 4.00% convertible senior notes due 2026 by the initial purchasers in conjunction with the initial offering of $60 million of the convertible senior notes. The exercise of this option brings the total amount of convertible senior notes sold in the offering to $72 million. The offering was available to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security. Any offers of the securities will be made only by means of a private offering circular. The notes and any common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and, unless they are registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.